Exhibit 3.14

LOGO

COMPANIES ACT OF BARBADOS

(Section 5)

ARTICLES OF INCORPORATION

1.	Name of Company

BRP (BARBADOS) INC.

Company Number

2.	The classes and any maximum number of shares that the Company is authorized to issue

The Company is authorized to issue an unlimited number of common shares.

3.	Restriction if any on share transfers

No share in the capital of the Company shall be transferred without the approval of the Directors of the Company or of a Committee of such Directors, evidenced by resolution and the Directors may, in their absolute discretion and without assigning any reasons therefor, decline to register any transfer of any share.

4.	Number (or minimum and maximum number) of Directors

There shall be a minimum of 1 and a maximum of 10 Directors.

5.	Restrictions if any on the business the company may carry on

The Company shall not engage in any business other than international business as defined in the International Business Companies Act, 1991-24.

6.	Other provisions if any

Any invitation to the public to scribe for shares or debentures of the Company is prohibited.

7.	Incorporators:

Date: November 27, 2003

Name	Address	Signature

Gail S.E. Marshall	Cane Garden, St. Thomas, Barbados	/s/

For Ministry use only
Company Number: 23068	Filed: November 27th, 2003